Exhibit 99

Contact Information:
Gander Mountain:
Investors:
Bob Vold
651-325-4300
Media:
David Ewald
651-290-6276
612-490-2650

Gander Mountain Announces Acquisition of Overton’s, Inc.;

Online and catalog operations accelerate multi-channel strategy

ST. PAUL, Minn., December 6, 2007 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for outdoor lifestyle products and services, today announced that it has acquired Overton’s, Inc., a leading internet and catalog marketing company targeting recreational boaters, from Linsalata Capital Partners, a Cleveland-based private equity firm.

With 2006 revenues in excess of $90 million and over 15 million catalogs distributed annually, Overton’s is an established Internet and catalog marketer with a strong, trusted brand name. Headquartered in Greenville, N.C., Overton’s operations include a fulfillment center and call center offering available capacity to support new Gander Mountain Internet and catalog marketing opportunities.

“The acquisition of Overton’s enables Gander Mountain to greatly accelerate our strategy to be an integrated, multi-channel retailer featuring Internet, catalogs and retail stores,” said Mark Baker, Gander Mountain president and CEO.  “Overton’s is a unique opportunity for Gander Mountain, providing an excellent management team, a proven platform and infrastructure, and the capacity to handle substantial additional volume with minimal incremental investment.”

“Gander Mountain was the first major catalog company in our industry,” Baker continued.  “Moving back into the catalog and Internet marketing arena will leverage our retail network of 115 stores across 23 states, and create national awareness for our brand as we grow into new retail areas.  It also should provide better balance to our seasonal sales profile with the majority of Overton’s sales in the first half of the year, and help us to improve our margins and lower our selling costs.”

Mark Metcalfe, CEO of Overton’s, said, “The entire Overton’s team is tremendously excited by the opportunities this new ownership brings. We believe we can significantly contribute to the growth of Gander Mountain’s Internet and catalog efforts, as well as increase the distribution of Overton’s catalogs and drive sales of Overton’s products in Gander Mountain’s retail stores.”

The purchase price for the acquisition was approximately $70 million in cash which included the repayment of Overton’s existing indebtedness at closing.  The purchase price was financed through the issuance of $24 million in Gander Mountain common stock at a purchase price of $5.90 per share, a $40 million term loan from

Bank of America and borrowings under the company’s revolving credit facility.  The common stock was purchased by GRATCO LLC, an affiliate of David Pratt, Gander Mountain’s chairman, and Holiday Stationstores, Inc., which is an affiliate of both Ronald Erickson, Gander Mountain’s vice chairman, and Gerald Erickson, a director of the company.

Overton’s will continue to operate under the “Overton’s®” brand and as a wholly-owned subsidiary of Gander Mountain.  Between Gander Mountain’s and Overton’s capabilities and resources Gander Mountain will be able to feature a full complement of Internet and catalog offerings.

About Overton’s

Overton’s, Inc., headquartered in Greenville, North Carolina, is a direct marketer of specialty water sports and related marine accessories.  The company’s product line is extensive, ranging from water skis, wakeboards and apparel to electronics, boat covers and boat seats.  The company’s products are sold under two principal brands, Overton’s® and Consumers Marine, through a multi-channel approach that includes catalogs, websites (www.overtons.com and www.consumersmarine.com) and three retail showrooms.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, boats, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 115 conveniently located Gander Mountain outdoor lifestyle stores in 23 states.  For the nearest store location call
800-282-5993 or visit www.GanderMountain.com.

About Linsalata Capital Partners

Located in the Cleveland suburb of Mayfield Heights, Ohio, Linsalata Capital Partners was founded in 1984 and has combined its strong financial capabilities with extensive operational experience to accelerate the growth of middle-market companies.  In more than 23 years of investing, the firm has completed 87 buy-side transactions totaling more than $2 billion.  Linsalata Capital Partners is currently investing from its sixth fund, Linsalata Capital Partners Fund V, L.P. (LinCap V), with $425 million in committed equity capital.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2006 and other required reports, as filed with the SEC, which are available at http://www.GanderMountain.com and at the SEC’s website at http://www.sec.gov.

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